news release

For immediate release

Contact: Mark Polzin or Ken Cook (314) 982-1700

EMERSON REPORTS FOURTH-QUARTER EARNINGS PER
SHARE INCREASE OF 12 PERCENT, STRONG CASH FLOW
AND IMPROVING BUSINESS CONDITIONS

BOARD TO CONSIDER 48th ANNUAL DIVIDEND INCREASE

        ST. LOUIS, November 4, 2003 – Emerson (NYSE: EMR) announced that net sales for its fourth quarter ended September 30, 2003, increased 5 percent to $3,694 million, from $3,522 million in the fourth quarter of 2002. Reported earnings per share increased 12 percent to $0.66 for the 2003 fourth quarter, from $0.59 in the prior year period.

        “We ended the quarter and fiscal 2003 with momentum driven by sales increases in four of five business segments for the fourth quarter and earnings increases across the company,” Chief Executive David N. Farr said. “We strengthened the balance sheet, delivered on our objectives for gains in global market penetration, margins and cash flow, and increased capital efficiency. Emerson has focused intensely on improving competitive advantage and increasing customer value through industry-leading technology; scale advantage; global scope; solutions and services; and improved customer interfaces. This is strengthening Emerson’s position in its markets and helping drive improved financial performance.

        “Operating cash flow for the fourth quarter of 2003 was $840 million, a 31 percent increase over the prior-year period, and free cash flow (operating cash flow minus capital expenditures) increased 42 percent to $716 million. Strong fourth quarter

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performance helped average trade working capital improve from 22.8 percent of sales in the prior year to 21.2 percent of sales, and average ‘days-in-the-cash-cycle’ performance improved to 82 days in 2003 from 93 days in the prior year, freeing up cash for other uses.”

        For fiscal year 2003, the company achieved sales of $14.0 billion and earnings per share of $2.59, compared with 2002 sales of $13.7 billion and earnings per share of $2.52, excluding the non-cash goodwill accounting charge related to the adoption of FAS 142 last year. Including the accounting change, for fiscal 2002 the company reported earnings per share of $0.29. Operating cash flow for fiscal year 2003 was $1.7 billion versus $1.8 billion in fiscal 2002; the lower cash flow reflects the higher pension contributions in 2003 to fund the primary pension plan. Free cash flow was in line with the prior year at $1.4 billion and exceeded earnings for the third year in a row, reflecting the company’s ability to improve working capital performance and demonstrating the benefits of lean manufacturing initiatives. The strong cash flow performance and further reduction in debt improved the ratio of operating cash flow to total debt from 39.9 percent a year ago to 42.0 percent for the year.

        “In addition to the outstanding fiscal year sales, earnings, and cash flow performance, I am pleased with the overall improvement in return on capital,” Mr. Farr continued. “Return on total capital increased to 12.7 percent from 12.0 percent last year, the second yearly increase and a clear measure of the profitability improvements from restructuring activities as well as fixed asset and working capital efficiency improvements.

        “Business activity has improved and the trends appear favorable, with underlying orders, adjusted to remove the impact of exchange rates, acquisitions and divestitures, turning positive in four of five business segments in September 2003. Emerson will continue to proceed cautiously, and plans accelerated levels of restructuring for the first half of fiscal 2004 to help generate the savings needed to offset increased pension and medical costs next year, as well as the non-recurring gains from the sale of the Dura-Line business in the third quarter of this fiscal year.

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        “We look forward to a stronger economy in fiscal 2004 and expect increases in sales, operating margins, cash flow, and earnings over fiscal year 2003. Recognizing the value of our dividend to our shareholders, management today is recommending to the board an increase in the annual dividend rate from $1.57 to $1.60 per share — the 48th consecutive year of dividend increases.”

Operating Highlights

        Sales in the HVAC business increased more than 9 percent to $2.6 billion in 2003, driven by continued global penetration gains, market growth and a nearly 3 percentage point favorable impact from currency. Underlying sales – excluding acquisitions, divestitures and currency effects – increased nearly 7 percent over the prior year, reflecting strong growth in Asia and Latin America and moderate increases in the United States and the European commercial market. HVAC earnings before interest and taxes increased $53 million, or 16 percent, to $386 million, primarily due to higher sales and improved margins from restructuring and increased operating efficiencies for the compressor and heating controls businesses in 2003.

        This was a breakthrough year for Emerson Climate Technologies as it capitalized on its strength as the premier provider of integrated solutions for compressor technology, sensors and controls, engineering design services, and energy management and site monitoring systems. As the industry leader in technology, scale, and global scope, Emerson Climate Technologies is creating next-generation solutions for customers in the HVAC and commercial refrigeration markets. This has resulted in strong customer loyalty, increased market penetration and favorable long-term growth dynamics as higher efficiency regulations worldwide demand Emerson’s leading solutions.

        Process Control sales of $3.4 billion in 2003 were comparable with the prior year. Reported sales include an almost 5 percentage point favorable impact from currency, partially offset by a nearly 3 percentage point negative impact from the Daniel Valve and Intellution divestitures. Excluding acquisitions, divestitures and

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currency, underlying sales declined 2 percent due to weakness in the United States and Latin America, partially offset by moderate growth in Europe and solid growth in Asia. Earnings were $388 million in 2003, compared to $387 million in the prior year, reflecting increased sales and profitability in the systems, solutions and measurement businesses, offset by weakness in the valve businesses and $9 million in higher costs for the rationalization of operations during the year.

        During the year, Emerson Process Management expanded its global presence in the process automation market with its superior systems, services, and solutions offerings. Project activity was strong throughout the year, particularly in China where significant investment is occurring in electric power, petrochemicals, oil and gas, and refining to support growing local demand.

        During the fourth quarter of fiscal 2003, Emerson Process Management won a $10 million contract from Shaanxi HanCheng Second Power Co. Ltd. to install instrumentation and control systems for the first 600-megawatt power plant in the Northwest China Shaanxi Province. The cornerstone of this project is installation of Emerson’s PlantWeb® digital plant architecture and the Ovation® information and control system that will help increase generating efficiency and reduce maintenance costs.

        Sales in the Industrial Automation business increased 4 percent to $2.6 billion in 2003, reflecting a 7 percentage point favorable impact from currency, partially offset by a negative 1 percentage point impact from divestitures. An almost 2 percent decline in underlying sales reflects weakness in industrial activity in the United States, partially offset by modest international sales growth, led by strength in Asia and growth in Europe. Most end markets have begun to stabilize which, along with the benefits from restructuring, helped drive double-digit earnings growth in the segment. Margin improvements in the fluid control valves, variable-speed drives and materials joining businesses, as well as $13 million lower rationalization costs, led to an 11 percent increase in earnings to $330 million in 2003 from $297 million in 2002.

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        The Electronics and Telecommunications business reported sales of $2.3 billion in 2003, down 6 percent from 2002. Underlying sales, excluding a 2 percentage point impact from divestitures and a 3 percentage point favorable impact from currency, fell 7 percent, reflecting significant declines in most major geographic regions, except Asia and Latin America which turned positive in the fourth quarter. The significant restructuring efforts in this business are paying off and continuing to help drive margins higher. Despite lower sales volume, earnings increased $49 million, or 41 percent, to $168 million in 2003, primarily driven by the precision cooling and power systems business and $25 million lower rationalization costs in the current year.

        Emerson Network Power provides a full spectrum of reliable power solutions to telecommunications networks, data centers, and health care and industrial facilities worldwide, and recently introduced backup power technology for homeowners and small businesses. This business has strengthened its position through the year with a continued focus on restructuring initiatives, engineering and technology investments, and international expansion and is well positioned for the future.

        The Appliance and Tools business sales were $3.5 billion in 2003, compared to $3.4 billion in the prior year. Sales reflect a 3 percent decline in underlying sales, which was offset by a 2 percentage point favorable impact from currency and an almost 1 percentage point impact from acquisitions. Earnings increased 5 percent to $479 million from $456 million in 2002, primarily driven by the disposer, residential storage and plumbing tools businesses and $13 million lower costs for rationalization compared to the prior year, partially offset by weakness in the motors business.

        Residential storage products sales continued to show strength, driven by new product offerings, innovative Web-enabled design and support services, and favorable market conditions. The motors and appliance component business sales declined moderately, while the construction and tools business sales declined slightly, partially resulting from Emerson’s exit from the manufacturing of power woodworking tools. Emerson made the strategic business decision to discontinue the manufacture of bench top and stationary woodworking power tools, which had sales of approximately

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$60 million in 2003. During the year Emerson developed a program to license the RIDGID brand to fulfill Home Depot’s long-term product requirements and has experienced tremendous success with the initial introduction of new products under the RIDGID brand.

Upcoming Investor Events

        On Tuesday, November 4, 2003 at 2 p.m. EST (1 p.m. CST), Emerson senior management will discuss the quarterly and annual results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site. Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

        On Thursday morning, January 22, 2004, Emerson senior management will host Emerson’s annual investment community update meeting. The meeting will be at the Hotel Inter-Continental in midtown New York City. Additional details will be available in December.

Forward-Looking and Cautionary Statements

        Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company’s most recent Form 10-K filed with the SEC.

(tables attached)

TABLE 1

EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended September 30,		Percent
	2002	2003	Change
Net sales	$ 3,522	$ 3,694	4.9%
Less: Costs and expenses
Cost of sales	2,290	2,400
SG&A expenses	729	753
Other deductions, net	67	79
Interest expense, net	53	56

Earnings from continuing operations
before income taxes	383	406	5.9%
Income taxes	126	130

Earnings from continuing operations	257	276	7.8%
Net gain (loss) from discontinued
operations	(8)	–

Net earnings	$ 249	$ 276	11.2%

Diluted earnings per common share:
Earnings from continuing operations	$ 0.61	$ 0.66	8.2%
Discontinued operations	(0.02)	–

Diluted earnings per common share	$ 0.59	$ 0.66	11.9%

	Quarter Ended September 30,
	2002	2003
Other deductions, net
Gains from divestitures	$ (7)	$ –
Impairment	–	–
Rationalization of operations	41	41
Amortization of intangibles	7	5
Other	26	33

Total	$ 67	$ 79

Note: Prior period Dura-Line results have been reclassified to discontinued operations.

TABLE 2

EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Year Ended September 30,		Percent
	2002	2003	Change
Net sales	$ 13,748	$ 13,958	1.5%
Less: Costs and expenses
Cost of sales	8,939	9,060
SG&A expenses	2,904	2,935
Other deductions, net	82	318
Interest expense, net	233	231

Earnings from continuing operations
before income taxes	1,590	1,414	(11.1%	)
Income taxes	514	401

Earnings from continuing operations	1,076	1,013	(5.8%	)
Net gain (loss) from discontinued
operations	(16)	76

Earnings before cumulative effect
of change in accounting principle	1,060	1,089
Cumulative effect of change in
accounting principle, net of tax	(938)	–

Net earnings	$ 122	$ 1,089

Diluted earnings per common share:
Earnings from continuing operations	$ 2.56	$ 2.41	(5.9%	)
Discontinued operations	(0.04)	0.18
Cumulative effect of change in
accounting principle	(2.23)	–

Diluted earnings per common share	$ 0.29	$ 2.59

	Year Ended September 30,
	2002	2003
Other deductions, net
Gains from divestitures	$ (231)	$ (24)
Impairment	–	54
Rationalization of operations	190	141
Amortization of intangibles	26	17
Other	97	130

Total	$ 82	$ 318

Note: The current and prior period Dura-Line results have been reclassified to discontinued operations, including gain on sale.

TABLE 3

EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	September 30,
	2002	2003
Assets Cash and equivalents	$ 381	$ 696
Receivables, net	2,513	2,650
Inventories	1,624	1,558
Other current assets	443	596

Total current assets	4,961	5,500
Property, plant & equipment, net	3,116	2,962
Goodwill	4,910	4,942
Other	1,558	1,790

	$14,545	$15,194

Liabilities and Stockholders' Equity
Short-term borrowings and current
maturities of long-term debt	$ 1,560	$ 391
Accounts payable	1,268	1,397
Accrued expenses	1,448	1,513
Income taxes	124	116

Total current liabilities	4,400	3,417
Long-term debt	2,990	3,733
Other liabilities	1,414	1,584
Stockholders' equity	5,741	6,460

	$14,545	$15,194

TABLE 4

EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(DOLLARS IN MILLIONS)

	Year Ended September 30,
	2002	2003
Operating Activities Net earnings	$ 122	$ 1,089
Cumulative effect of change in accounting
principle	938	–
Depreciation and amortization	541	534
Changes in operating working capital	432	266
Pension funding	(169)	(308)
Gains from divestitures and other	(46)	150

Net cash provided by operating activities	1,818	1,731

Investing Activities
Capital expenditures	(384)	(337)
Purchases of businesses, net of cash and
equivalents acquired	(754)	(6)
Divestitures of businesses and other, net	257	39

Net cash used in investing activities	(881)	(304)

Financing Activities
Net decrease in short-term borrowings	(975)	(1,232)
Proceeds from long-term debt	751	746
Principal payments on long-term debt	(38)	(17)
Treasury stock, net	(20)	11
Dividends paid	(652)	(661)

Net cash used in financing activities	(934)	(1,153)

Effect of exchange rate changes on cash and
equivalents	22	41

Increase in cash and equivalents	25	315

Beginning cash and equivalents	356	381

Ending cash and equivalents	$ 381	$ 696

TABLE 5

EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS)

	Quarter Ended September 30,
	2002	2003
Sales Process Control	$ 912	$ 953
Industrial Automation	624	671
Electronics and Telecommunications	625	619
Heating, Ventilating, and Air Conditioning	597	676
Appliance and Tools	861	862

	3,619	3,781
Discontinued operations	(16)	–
Eliminations	(81)	(87)

Continuing operations	$ 3,522	$ 3,694

	Quarter Ended September 30,
	2002	2003
Earnings
Process Control	$ 110	$ 130
Industrial Automation	73	82
Electronics and Telecommunications	38	70
Heating, Ventilating, and Air Conditioning	69	101
Appliance and Tools	105	125

	395	508
Discontinued operations	12	–
Differences in accounting methods	38	31
Corporate and other	(9)	(77)
Interest expense, net	(53)	(56)

Earnings from continuing operations
before income taxes	$ 383	$ 406

	Quarter Ended September 30,
	2002	2003
Rationalization of operations
Process Control	$ 7	$ 11
Industrial Automation	8	6
Electronics and Telecommunications	25	7
Heating, Ventilating, and Air Conditioning	12	3
Appliance and Tools	19	8
Corporate	(22)	6
Discontinued operations	(8)	–

Total Emerson	$ 41	$ 41

Note: The electronics and telecommunications segment sales and earnings for the prior period include results of discontinued operations.

TABLE 6

EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS)

	Year Ended September 30,
	2002	2003
Sales Process Control	$ 3,396	$ 3,394
Industrial Automation	2,500	2,600
Electronics and Telecommunications	2,465	2,316
Heating, Ventilating, and Air Conditioning	2,389	2,614
Appliance and Tools	3,437	3,453

	14,187	14,377
Discontinued operations	(76)	(41)
Eliminations	(363)	(378)

Continuing operations	$ 13,748	$ 13,958

	Year Ended September 30,
	2002	2003
Earnings
Process Control	$ 387	$ 388
Industrial Automation	297	330
Electronics and Telecommunications	119	168
Heating, Ventilating, and Air Conditioning	333	386
Appliance and Tools	456	479

	1,592	1,751
Discontinued operations	25	12
Differences in accounting methods	149	127
Corporate and other	57	(245)
Interest expense, net	(233)	(231)

Earnings from continuing operations
before income taxes	$ 1,590	$ 1,414

	Year Ended September 30,
	2002	2003
Rationalization of operations
Process Control	$ 27	$ 36
Industrial Automation	33	20
Electronics and Telecommunications	71	39
Heating, Ventilating, and Air Conditioning	26	20
Appliance and Tools	49	36
Corporate	1	(2)
Discontinued operations	(17)	(8)

Total Emerson	$ 190	$ 141

Note: The electronics and telecommunications segment sales and earnings include results of discontinued operations.

TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles each non-GAAP measure with the most directly comparable GAAP measure (dollars in millions):

	2002	2003	Percent Change
Fourth Quarter Cash Flow Operating Cash Flow	$ 640	$ 840	31.4%
Capital Expenditures	133	124

Free Cash Flow (Non-GAAP)	$ 507	$ 716	41.6%

Fiscal 2003 Cash Flow
Operating Cash Flow	$ 1,818	$ 1,731	(4.8%)
Capital Expenditures	384	337

Free Cash Flow (Non-GAAP)	$ 1,434	$ 1,394	(2.7%)

All amounts above are GAAP financial measures except as noted.

TABLE 8

Restated to Exclude Discontinued Operations

FY 2003 Other (income) deductions, net:	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Gains from divestitures	$ (15)	$ –	$ (9)	$ –
Impairment	–	–	54	–
Rationalization of operations	27	30	43	41
Amortization of intangibles	5	3	4	5
Other	28	34	35	33

Total	$ 45	$ 67	$ 127	$ 79

FY 2003 Rationalization	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Process Control	$ 5	$ 7	$ 13	$ 11
Industrial Automation	5	4	5	6
Electronics and Telecommunications	7	18	7	7
HVAC	4	7	6	3
Appliance and Tools	6	6	16	8
Corporate	2	(6)	(4)	6
Discontinued operations	(2)	(6)	–	–

Total Emerson	$ 27	$ 30	$ 43	$ 41

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